Reading International Announces 1st Quarter 2012 Results

Revenue from operations for the 2012 Quarter at $62.7 million, up 15.5% over the 2011 Quarter
Net loss for the 2012 Quarter of $239,000 compared to a net loss of $2.5 million in 2011
EBITDA(1) of $9.3 million for the 2012 Quarter was $3.1 million higher than the $6.2 million in 2011

Los Angeles, California, - (BUSINESS WIRE) – May 9, 2012 – Reading International, Inc. (NASDAQ: RDI) announced today results for its first quarter ended March 31, 2012.

First Quarter 2012 Highlights

•
our revenue for the 2012 Quarter was $62.7 million, compared to $54.2 million in the same Quarter in 2011, an increase of 15.5% primarily due to an increase in revenue of $6.2 million from our U.S. cinema circuit driven by an increase in U.S. box office attendance of 518,000;

•	our EBITDA(1) for the 2012 Quarter was $9.3 million compared to $6.2 million in the same Quarter in 2011, an increase of 50.3% driven by our increase in box office attendance;

•
On January 10, 2012, Shadow View Land and Farming, LLC, a limited liability company owned by our Company, acquired a 202-acre property, zoned for the development of up to 843 single-family residential units, located in the City of Coachella, California.  The property was acquired at a foreclosure auction for $5.5 million.  The property was acquired as a long-term investment in developable land with the intention of using it in the interim for agricultural purposes. Half of the funds used to acquire the land were provided by Mr. James J. Cotter, our Chairman, Chief Executive Officer and controlling shareholder.  Upon the approval of our Conflicts Committee, these funds were converted on January 18, 2012 into a 50% interest.  The limited liability company is administratively managed by our Company.

•
on February 29, 2012, we acquired for $1.8 million from the original lender a promissory note which is currently in default and which we believe to be indirectly secured by the 50% membership interest in the Angelika Film Center, LLC not already owned by our Company.

First Quarter 2012 Discussion

Revenue from operations increased from $54.2 million in the 2011 Quarter to $62.7 million in the same Quarter in 2012, an $8.4 million or a 15.5% increase.  The cinema segment revenue increase of $7.9 million or 16.0% was comprised of increases in revenue in all three countries: $6.2 million in the U.S., $1.4 million in Australia, and $315,000 in New Zealand.  The U.S. increase was primarily from an increase of 518,000 in box office attendance from improved film product compared to the same period in 2011 resulting in an increase in box office revenue of $4.2 million and an increase in concessions and other revenue of $2.0 million.  Our Australia and New Zealand admits were relatively flat, but our revenue increased from these regions due to an increase in the value of the Australia and New Zealand dollars compared to the U.S. dollar.
The top three grossing films for the 2012 Quarter in our  worldwide cinema circuit were “The Artist,” “The Hunger Games,” and “Sherlock Holmes: Game of Shadows.”  These three films accounted for approximately 15.36% of our cinema box office revenue.
Additionally, our 2012 quarterly real estate segment revenue increased by $482,000 compared to the same period last year.  The increases in revenue of $373,000 and $113,000 in Australia and New Zealand, respectively, were primarily driven by an increase in the value of the Australia and New Zealand dollars compared to the U.S. dollar.

As a percentage of revenue, operating expense was 78.4% of revenue in the 2012 Quarter compared to 80.9% in the 2011 Quarter, primarily resulting from an increase in admissions which drove down our labor per admit costs and from our fixed rent costs relative to the aforementioned increase in revenue.

General and administrative expense increased by $185,000 or 4.4%, primarily related to an increase in compensation expense; an increase in litigation related legal costs in Australia and in the U.S.; an increase in professional fees in Australia for information systems and tax consulting; and additional costs associated with relocating our office in Los Angeles, California; offset by, cost savings relating to the transfer of our accounting department from Australia and the U.S. to New Zealand.

Driven by the above factors, our operating income for the 2012 Quarter increased by $2.9 million to $4.9 million compared to $2.0 million in the same quarter last year.

Net interest expense decreased by $171,000 for the 2012 Quarter compared to the 2011 Quarter.  The decrease in interest expense during the 2012 Quarter was primarily the change in fair value of our interest rate swaps in 2012 resulting in a net decrease in interest expense compared to a net increase for the same period in 2011.

For the 2012 Quarter, we recorded other income of $368,000, which consisted primarily of $413,000 in our equity earnings from unconsolidated entities and a gain on sale of marketable securities; offset by a litigation loss associated with our former Houston cinema lease. For the 2011 Quarter, we recorded other income of $345,000 primarily related to an increase in our equity earnings from unconsolidated entities.

For the 2012 Quarter, income tax expense increased by $989,000 primarily relating to taxable income generated by our Australia group of subsidiaries.

As a result of the above, we reported a net loss of $239,000 for the 2012 Quarter compared to a net loss of $2.5 million in the 2011 Quarter.

Our EBITDA(1) at $9.3 million for the 2012 Quarter was $3.1 million higher than  EBITDA for the 2011 Quarter of $6.2 million, driven primarily by the $2.9 million increase from improved operating results in the 2012 Quarter.  There were no significant adjustments to EBITDA (1) in either the 2012 Quarter or the 2011 Quarter.

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  The company defines adjusted EBITDA as EBITDA adjusted for unusual or infrequent events or items that are of a non-cash nature.  EBITDA and adjusted EBITDA are presented solely as supplemental disclosures as we believe they are relevant and useful measures to compare operating results among our properties and competitors, as well as measurement tools for the evaluation of operating personnel.  EBITDA and adjusted EBITDA are not measures of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA and adjusted EBITDA should not be considered in isolation from, or as substitutes for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA and adjusted EBITDA are not calculated in the same manner by all companies and accordingly, may not be appropriate measures for comparing performance among different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Balance Sheet and Liquidity

Our total assets at March 31, 2012 were $431.5 million compared to $430.8 million at December 31, 2011.  The currency exchange rates for Australia and New Zealand as of March 31, 2012 were $1.0367 and $0.8200, respectively, and as of December 31, 2011, these rates were $1.0251 and $0.7805, respectively.  As a result, currency had a positive effect on the balance sheet at March 31, 2012 compared to December 31, 2011.

The term of our New Zealand Credit Facility with Westpac was to mature on March 31, 2012.  On February 8, 2012, we received an approved amendment from Westpac renewing our existing $36.9 million (NZ$45.0 million) New Zealand credit facility with a 3-year credit facility.  The renewed facility calls for a decrease in the overall facility by $4.1 million ($5.0 million) to $32.8 million (NZ$40.0 million) credit facility and an increase in the facility margin of 0.55% to 2.0%.  No other significant changes to the facility were made.
As our Cinemas 1, 2, 3 loan is due to mature on July 1, 2012, the March 31, 2012 outstanding balance of this debt of $15.0 million is classified as current on our balance sheet.  We intend to either refinance the property’s debt with similar financing or sell the property and use the proceeds to pay off the loan.

At March 31, 2012, we had undrawn funds of $10.4 million (AU$10.0 million) available under our NAB line of credit in Australia, $9.8 million (NZ$12.0 million) available under our renewed New Zealand Corporate Credit facility, $5.0 million available under our GE Capital revolving loan credit facility in the U.S., and $500,000 available under our Bank of America line of credit in the U.S.  Accordingly, we believe that we have sufficient borrowing capacity under our various credit facilities, together with our $28.8 million cash balance, to meet our anticipated short-term working capital requirements.

Our working capital at March 31, 2012 shows a negative $27.4 million compared to a negative $25.5 million at December 31, 2011.

Stockholders’ equity was $131.9 million at March 31, 2012 compared to $125.0 million at December 31, 2011, primarily related to a $2.8 million contribution of noncontrolling interest associated with Mr. James J. Cotter’s interest in the land purchased in Coachella, California and an increase in the Australia and New Zealand dollars compared to the U.S. dollar for the 2012 Quarter.

Based upon the current levels of the consolidated operations, further anticipated cost savings and future growth, we believe our cash on hand, our cash flow from operations, together with both the existing and anticipated lines-of-credit and other sources of liquidity, will be adequate to meet our anticipated requirements for interest payments and other debt service obligations, working capital, capital expenditures, and other operating needs.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com),

o	Angelika Film Center brand (http://www.angelikafilmcenter.com),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),

o	City Cinemas brand (http://www.citycinemas.com),

o	Beekman Theatre brand (http://www.beekmantheatre.com),

o	The Paris Theatre brand (http://www.theparistheatre.com), and

o	Liberty Theatres brand (http://libertytheatresusa.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation,  no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally,  we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss
(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
Statements of Operations	2012	2011

Revenue	$62,652	$54,242
Operating expense
Cinema/real estate	49,128	43,904
Depreciation and amortization	4,197	4,129
General and administrative	4,420	4,235

Operating income	4,907	1,974

Interest expense, net	(3,759)	(3,930)
Other income	368	345
Income tax expense	(1,625)	(636)
Net income attributable to noncontrolling interest	(130)	(233)

Net loss	$(239)	$(2,480)

Basic loss per share	$(0.01)	$(0.11)
Diluted loss per share	$(0.01)	$(0.11)

EBITDA*	$9,342	$6,215

EBITDA* change	$3,127

*
EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to net loss is presented below:

	Three Months Ended March 31,
	2012	2011

Net loss	$(239)	$(2,480)
Add:Interest expense, net	3,759	3,930
Add:Income tax provision	1,625	636
Add:Depreciation and amortization	4,197	4,129

EBITDA	$9,342	$6,215

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2012	2011

Operating revenue
Cinema	$57,402	$49,473
Real estate	5,250	4,769
Total operating revenue	62,652	54,242

Operating expense
Cinema	46,333	41,473
Real estate	2,795	2,431
Depreciation and amortization	4,197	4,129
General and administrative	4,420	4,235
Total operating expense	57,745	52,268

Operating income	4,907	1,974

Interest income	201	433
Interest expense	(3,960)	(4,363)
Other expense	(45)	(19)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	1,103	(1,975)
Income tax expense	(1,625)	(636)
Loss before equity earnings of unconsolidated joint ventures and entities	(522)	(2,611)
Equity earnings of unconsolidated joint ventures and entities	413	364
Net loss	$(109)	$(2,247)
Net income attributable to noncontrolling interests	(130)	(233)
Net loss attributable to Reading International, Inc. common shareholders	$(239)	$(2,480)
Basic and diluted loss per share attributable to Reading International, Inc. shareholders	$(0.01)	$(0.11)
Weighted average number of shares outstanding – basic	22,710,713	22,709,672
Weighted average number of shares outstanding – diluted	22,710,713	22,709,672

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in thousands)
	March 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$29,097	$31,597
Receivables	6,391	6,973
Inventory	769	1,035
Investment in marketable securities	45	2,874
Restricted cash	2,404	2,379
Deferred tax asset	3,560	1,985
Prepaid and other current assets	6,091	3,781
Assets held for sale	--	1,848
Total current assets	48,357	52,472

Property held for and under development	99,203	91,698
Property & equipment, net	215,523	215,428
Investment in unconsolidated joint ventures and entities	7,766	7,839
Investment in Reading International Trust I	838	838
Goodwill	22,805	22,277
Intangible assets, net	17,417	17,999
Deferred tax asset, net	10,171	12,399
Other assets	9,444	9,814
Total assets	$431,524	$430,764

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$16,071	$16,905
Film rent payable	6,225	6,162
Notes payable – current portion	29,888	29,630
Taxes payable	14,235	14,858
Deferred current revenue	9,147	10,271
Other current liabilities	172	137
Total current liabilities	75,738	77,963

Notes payable – long-term portion	140,661	143,071
Notes payable to related party – long-term portion	9,000	9,000
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	11,293	12,191
Other liabilities	35,045	35,639
Total liabilities	299,650	305,777
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
31,887,536 issued and 21,507,273 outstanding at March 31, 2012 and 31,675,518
issued and 21,311,348 outstanding at December 31, 2011	220	220
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,495,490 issued and outstanding at March 31, 2012 and at December 31, 2011	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at March 31, 2011 and December 31, 2011	--	--
Additional paid-in capital	135,351	135,171
Accumulated deficit	(66,318)	(66,079)
Treasury shares	(4,512)	(4,512)
Accumulated other comprehensive income	62,993	58,937
Total Reading International, Inc. stockholders’ equity	127,749	123,752
Noncontrolling interests	4,125	1,235
Total stockholders’ equity	131,874	124,987
Total liabilities and stockholders’ equity	$431,524	$430,764